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                                                                       EXHIBIT 5


                               FAEGRE & BENSON LLP
                             2200 Wells Fargo Center
                             90 South Seventh Street
                          Minneapolis, Minnesota 55402
                                  612-336-3000

                                       July 27, 2000


Board of Directors
CIMA LABS INC.
10000 Valley View Road
Eden Prairie, Minnesota 55334


         In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the offering of up to 250,000 shares of Common Stock, par value $.01 per share (the "Shares"), of CIMA LABS INC., a Delaware corporation (the "Company"), pursuant to the Company's Equity Incentive Plan, as amended, we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares and that, when issued and sold as contemplated in the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,



                                       FAEGRE & BENSON LLP